EXHIBIT F-1

                   [HUBER LAWRENCE & ABELL LETTERHEAD]


                              December 8, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

     Re:  Form U-1 Application by Energy East Corporation
          File Number: 70-9545

Ladies and Gentlemen:

     We have acted as counsel for Energy East Corporation, a New York corporation ("Energy East"), in connection with the proposed merger (the "Transaction") of Connecticut Energy Corporation, a Connecticut corporation ("Connecticut Energy"), with and into Merger Co., a Connecticut corporation and a wholly-owned subsidiary of Energy East ("Merger Co."), pursuant to the Agreement and Plan of Merger dated as of April 23, 1999, as amended (the "Merger Agreement"). This opinion is being delivered at Energy East's request in connection with Energy East's Form U-1 Application (the "Application") under the Public Utility Holding Company Act of 1935 in connection with the Transaction.

     As such counsel, we have examined the Merger Agreement, Energy East's Registration Statement on Form S-4 (Registration No. 333-83437), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Certificate of Incorporation and By-Laws of Energy East, resolutions adopted by the Board of Directors of Energy East and certificates of public officials. In addition, we have examined such other documents and matters of law and made such inquiries as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such letter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon the aforesaid instruments and documents.

     Based upon and subject to the foregoing and further qualifications set forth below, we are of the opinion that in the event the Transaction is consummated as set forth in the initial paragraph above and in accordance with the Merger Agreement:

     1. All laws of the State of New York applicable to the Transaction will have been complied with.

     2. Energy East is a corporation duly incorporated and validly existing under the laws of the State of New York, and the Energy East common stock, $0.01 par value (the "Shares"), issuable pursuant to the Transaction, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in the Certificate of Incorporation of Energy East.

     3. Energy East will legally acquire all of the outstanding shares of common stock of Connecticut Energy.

     4. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by Energy East or any associate company thereof.

     The foregoing opinions are subject to the following qualifications:

     (i) Except as set forth below, the law covered by the opinions expressed herein is limited to the laws of the State of New York and the federal securities laws of the United States of America.

     (ii) With respect to matters governed by the laws of the State of Connecticut, in rendering our opinion at paragraph 3 above, we have relied on the opinion of Brody, Wilkinson and Ober, P.C. dated December 8, 1999.

     We hereby consent to the filing of this opinion as Exhibit
F-1 to the Application.

                                   Very truly yours,


                                   Huber Lawrence & Abell